UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
December 14, 2021
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	LULU	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.
The information included in Item 2.03 of this current report is incorporated by reference in this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 14, 2021, we entered into an amended and restated credit agreement extending our existing credit facility, which provides for $400.0 million in commitments under an unsecured five-year revolving credit facility. The credit facility has a maturity date of December 14, 2026, subject to extension under certain circumstances. The parties to the credit agreement include lululemon athletica inc., a Delaware corporation (LAI); lululemon athletica canada inc., a corporation organized under the laws of British Columbia (LACI); Lulu Canadian Holding, Inc., a corporation organized under the laws of British Columbia (LCHI); and lululemon usa inc., a Nevada corporation (LUI); with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer; HSBC Bank Canada, as syndication agent and letter of credit issuer; BOFA Securities, Inc., as sustainability coordinator; and the other lenders party thereto.

Borrowings under the credit facility may be prepaid and commitments may be reduced or terminated without premium or penalty (other than customary breakage costs). Subject to the exceptions stated in the credit agreement, all borrowings under the credit facility are guaranteed by LAI and LUI, and borrowings made by LACI and LCHI are cross-guaranteed by the other party.

Borrowings made under the credit facility bear interest at a rate per annum equal to, at our option, either (1) a rate based on the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (SOFR), or (2) an alternate base rate, plus, in each case, an applicable margin. The applicable margin is determined by reference to a pricing grid, based on the ratio of indebtedness to earnings before interest, tax depreciation, amortization, and rent (EBITDAR) and ranges between 1.000%-1.375% for SOFR loans and 0.000%-0.375% for alternate base rate or Canadian prime rate loans. Additionally, a commitment fee of between 0.100%-0.200%, also determined by reference to the pricing grid, is payable on the average daily unused amounts under the credit facility.

The applicable interest rates and commitment fees are subject to adjustment based on certain sustainability key performance indicators (KPIs). The two KPIs are based on greenhouse gas emissions intensity reduction and gender pay equity, and our performance against certain targets measured on an annual basis could result in positive or negative sustainability rate adjustments of 2.50 basis points to our drawn pricing and positive or negative sustainability fee adjustments of 0.50 basis points to our undrawn pricing.

The credit agreement contains negative covenants that, among other things and subject to certain exceptions, limit the ability of our subsidiaries to incur indebtedness, incur liens, undergo fundamental changes, make dispositions of all or substantially all of their assets, alter their businesses and enter into agreements limiting subsidiary dividends and distributions.

Our financial covenants include maintaining a operating lease adjusted leverage ratio of not greater than 3.25:1.00 and the ratio of consolidated EBITDAR to consolidated interest charges (plus rent) of not less than 2.00:1.00. The credit agreement also contains certain customary representations, warranties, affirmative covenants, and events of default (including, among others, an event of default upon the occurrence of a change of control). If an event of default occurs, the credit agreement may be terminated, and the maturity of any outstanding amounts may be accelerated.

The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the credit agreement, which is filed as Exhibit 10.1 to this current report and is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated December 14, 2021, among lululemon athletica inc., lululemon athletica canada inc., Lulu Canadian Holding, Inc. and lululemon usa inc., as borrowers, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, HSBC Bank Canada, as syndication agent and letter of credit issuer, BOFA Securities, Inc., as sustainability coordinator, and each other lender party thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: December 14, 2021	/s/ MEGHAN FRANK
Meghan Frank
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement, dated December 14, 2021, among lululemon athletica inc., lululemon athletica canada inc., Lulu Canadian Holding, Inc. and lululemon usa inc., as borrowers, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, HSBC Bank Canada, as syndication agent and letter of credit issuer, BOFA Securities, Inc., as sustainability coordinator, and each other lender party thereto